SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       SCHEDULE 14C INFORMATION STATEMENT
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

|X|   Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|_|   Definitive Information Statement

                         Ocean West Holding Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

      |X|   No fee required.

      |_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

            (1)   Title of each class of securities to which investment applies:

            (2)   Aggregate number of securities to which investment applies:

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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            (5)   Total fee paid:

      |_|   Fee paid previously with preliminary materials.

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--------------------------------------------------------------------------------

                         OCEAN WEST HOLDING CORPORATION
                   4117 WEST 16th SQUARE, VERO BEACH, FL 32967

                              INFORMATION STATEMENT

To the Stockholders of Ocean West Holding Corporation:

Ocean West Holding Corporation, a Delaware corporation ( the "Company", "we", "us" or "our"), obtained the written consent of the holder of more than a majority of our issued and outstanding shares of common stock (the "Common Stock") on March 4, 2005, to (i) change our name to AskMeNow, Inc., (ii) increase our authorized common stock to 100,000,000 shares and (iii) eliminate from the Certificate of Incorporation of the Company the provisions allowing cumulative voting, all of which are contained in the form of Amended and Restated Certificate of Incorporation attached hereto as Appendix A. In addition, the Board of Directors of the Company approved the spin-off of our operating subsidiary Ocean West Enterprises, Inc. (the "Subsidiary") which did not require shareholder approval.

The increase in authorized shares of Common Stock is not necessary to complete the transactions outlined in this Information Statement. Such increase in being made solely to assure the availability of common stock for future transactions.

The foregoing proposals were approved by our Board of Directors as of March 4, 2005, and by the holder of more than a majority of our issued and outstanding shares of Common Stock in connection with the Securities Exchange Agreement and Plan of Reorganization, dated as of April 5, 2005 (the "Exchange Agreement"), by and among, the Company, InfoByPhone, Inc., a Delaware corporation ("IBP"), and the stockholders of IBP, a copy of which is attached hereto as Appendix B.

Pursuant to the Exchange Agreement and effective June 6, 2005, the Company acquired IBP, a Delaware corporation, in a reverse merger pursuant to which IBP became a wholly-owned subsidiary of the Company, as (i) the Company acquired all of the issued and outstanding shares of IBP in exchange for 6,000,000 shares of authorized, but unissued, shares of common stock of the Company, par value $.01, which together with 500,000 shares issued to Vertical Capital Partners ("Vertical") as a finder's fee constituted in excess of 50% of the capital stock of the Company, (ii) the existing directors of the Company, Marshall Stewart and Daryl Meddings, agreed to resign 10 days after the mailing of the Company's
Schedule 14f-1, and resigned on July 18, 2005, and the two director designees of IBP joined the Company (the "Designated Directors"), (iii) the existing officers of the Company resigned and were replaced by the officers of IBP, (iv) neither IBP nor the Company had any debt or liability, and IBP had no less than $750,000 cash or cash equivalents and (v) Ocean West Enterprises ("OWE") was spun-off to the Company's stockholders of record as of May 23, 2005. In addition, the Company completed an equity offering, on a best efforts basis for an aggregate minimum purchase amount of 2,500,000 shares at $.30 per share of common stock, or an aggregate minimum purchase price of $750,000, and the aggregate maximum purchase amount of 10,666,666 shares at $.30 per share of common stock, or an aggregate maximum purchase price of $3,200,000, as amended (the "Offering"), all of which was raised as of July 31, 2005. All of the foregoing is hereinafter referred to as the "Transaction".

In connection with the Closing, we agreed to (i) cancel, redeem or otherwise retire all outstanding preferred stock and Class B Common Stock, which has occurred; (ii) file a Form 8-K with the SEC, which shall include financial statements of IBP required to be filed with the SEC under the current rules for such Form 8-K filings; (iii) spin out our sole operating company, Ocean West Enterprises, along with all its assets and liabilities; and (iv) assist in requesting a symbol change to "ASKM." Prior to the Closing, all officers, directors and our majority shareholder voted to approve all the actions needed to close the Transaction, including, but not limited to, those matters described in this Information Statement.

As a result of the Transaction, a change of control of the Company occurred with the existing stockholders of the Company being reduced from holding 100% of the issued and outstanding shares of Common Stock to holding less than 50% of issued and outstanding shares of Common Stock post Closing and an assumption of IBP's assets, liabilities and operations. Prior to the closing of the Transaction, IBP was a privately-held company.

Our purpose in changing our name to AskMeNow, Inc. increasing our authorized capital and, eliminating cumulative voting pursuant to this Information Statement is to allow us to comply with the terms of the Exchange Agreement. The actions taken to date including the spin-off of the Subsidiary after the Closing pursuant to the Transaction did not require shareholder approval.

Your consent is not required and is not being solicited in connection with this action. The accompanying Information Statement is furnished only to inform you of the action described above in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Information Statement is being mailed to you on or about ________, 2005.

PLEASE NOTE THAT THE HOLDER OF A MAJORITY OF THE COMPANY'S COMMON STOCK PRIOR TO THE CLOSING VOTED TO CHANGE THE NAME OF THE COMPANY TO ASKMEKNOW, INC., TO INCREASE OUR AUTHORIZED CAPITAL AND TO ELIMINATE CUMULATIVE VOTING FROM THE CERTIFICATE OF INCORPORATION. THE NUMBER OF VOTES HELD BY SUCH CONTROLLING STOCKHOLDER WERE SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THESE ACTIONS AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE ACTIONS. PURSUANT TO SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW, YOU ARE HEREBY BEING PROVIDED WITH NOTICE OF THE APPROVAL BY LESS THAN UNANIMOUS WRITTEN CONSENT OF OUR STOCKHOLDERS OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND THE SPIN-OFF OF THE SUBSIDIARY.

By order of the Board of Directors,

Darryl Cohen
Chief Executive Officer
Vero Beach, Florida

September [ ], 2005

                         OCEAN WEST HOLDING CORPORATION

                   4117 West 16th Square, Vero Beach, FL 32967

                  INFORMATION STATEMENT PURSUANT TO SECTION 14
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER
                                    REGARDING
                      ACTION TAKEN BY WRITTEN CONSENT OF A
                            MAJORITY OF STOCKHOLDERS

OCEAN WEST HOLDING CORPORATION., a Delaware corporation ("we", "us", "our" or the "Company"), is furnishing this Information Statement to you to provide you with information and a description of actions taken by written consent of our majority stockholder, on March 4, 2005, in accordance with the relevant sections of the Delaware General Corporation Law. These actions were taken by Consumer Direct of America, Inc. ("CDA"), which on March 4, 2005 owned in excess of a majority of our outstanding common stock necessary for the adoption of the actions.

THIS INFORMATION STATEMENT IS BEING MAILED ON OR ABOUT SEPTEMBER __, 2005 TO STOCKHOLDERS OF RECORD ON ____, 2005. THE INFORMATION STATEMENT IS BEING DELIVERED ONLY TO INFORM YOU OF THE CORPORATE ACTIONS DESCRIBED HEREIN IN ACCORDANCE WITH RULE 14C-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS' MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE COMPANY'S CONTROLLING STOCKHOLDER HAS VOTED TO APPROVE THE CHANGE OF THE CORPORATION'S NAME TO ASKMENOW, INC., INCREASE OUR AUTHORIZED CAPITAL, AND ELIMINATE CUMULATIVE VOTING FROM THE CERTIFICATE OF INCORPORATION. THE NUMBER OF VOTES HELD BY THE CONTROLLING STOCKHOLDER IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT PURSUANT TO THE DELAWARE GENERAL CORPORATION LAW FOR SUCH ACTIONS AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE ACTIONS.

                                     GENERAL

      Ocean West Holding Corporation, a Delaware corporation (the "Company", "we", "us" or "our"), has obtained the written consent of the holder of more than a majority of our issued and outstanding shares of common stock on March 4, 2005, to (i) change our name to AskMeNow, Inc., (ii) increase our authorized common stock (the "Common Stock") to 100,000,000 shares and (iii) eliminate from the Certificate of Incorporation of the Company the provisions allowing cumulative voting. In addition, the Board of Directors of the Company has approved the spin-off of our operating subsidiary Ocean West Enterprises, Inc. (the "Subsidiary").

      The foregoing proposals were approved by our Board of Directors as of March 4, 2005, and by the holder of more than a majority of our issued and outstanding shares of common stock in connection with the Securities Exchange Agreement and Plan of Reorganization, dated as of April 5, 2005 (the "Exchange Agreement"), by and among, the Company, InfoByPhone, Inc., a Delaware corporation ("IBP"), and the stockholders of IBP.

      The increase in authorized shares of common stock is not necessary to complete the transactions outlined in the Information Statement. Such increase in being made solely to assure the availability of Common Stock for future transactions.

      The closing of the Exchange Agreement occurred on June 6, 2005 (the "Closing"). Effective at the Closing, or shortly thereafter, the Company acquired IBP, a Delaware corporation, in a reverse merger pursuant to which IBP became a wholly-owned subsidiary of the Company, as (i) the Company acquired all of the issued and outstanding shares of IBP in exchange for 6,000,000 shares of authorized, but unissued, shares of common stock of the Company, par value $.01, which together with 500,000 shares issued to Vertical as a finder's fee constituted in excess of 50% of the capital stock of the Company, (ii) the existing directors of the Company, Marshall Stewart and Daryl Meddings, agreed to resign 10 days after the mailing of the Company's Schedule 14f-1, on July 18, 2005, and the two director designees of IBP joined the Company (the "Designated Directors"), (iii) the existing officers of the Company resigned and were replaced by the officers of IBP, (iv) neither IBP nor the Company had any debt or liability, and IBP had no less than $750,000 cash or cash equivalents and (v) OWE was spun-off to the Company's stockholders of record as of May 23, 2005. In addition, the Company completed an equity offering, on a best efforts basis for an aggregate minimum purchase amount of 2,500,000 shares at $.30 per share of common stock, or an aggregate minimum purchase price of $750,000, and the aggregate maximum purchase amount of 10,666,666 shares at $.30 per share of common stock, or an aggregate maximum purchase price of $3,200,000, as amended (the "Offering"), all of which was raised as of July 31, 2005. The aggregate maximum purchase amount was initially 6,666,666 shares but this number increased to 10,666,666 shares. Thus, combining the 10,666,666 shares from the Offering and the 6,000,000 shares from the Exchange, ultimately, 16,666,666 restricted shares of Common Stock were issued and the Company has agreed to register them all. There are approximately 25,733,280 shares of our Common Stock issued and outstanding as of September 12, 2005. All of the foregoing is hereinafter referred to as the "Transaction."

      While the Transaction closed and had immediate effect as of June 6, 2005, the following events will not occur until 20 days have passed after this Information Statement has been mailed or delivered to the Company's shareholders in compliance with Section 14(c) of the Exchange Act and Schedule 14(c) promulgated thereunder:

      The Company will file a Certificate of Amendment to its Certificate of Incorporation in the form attached hereto as Appendix A to:

                  (i) change its name to AskMeNow, Inc.

                  (ii) increase its authorized Common Stock to 100,000,000 shares; and

                  (iii) delete the provisions allowing cumulative voting.

      The following events have already occurred in connection with the
Transaction:

      1. The Company acquired all of the issued and outstanding shares of IBP in exchange for 6 million shares of Common Stock.

      2. The holders of all issued and outstanding shares of all series of the Company's preferred stock, as well as Class B Common Stock, surrendered all issued and outstanding shares of their stock to the Company for no consideration and such shares were cancelled.

      3. Prior to the Closing of the Transaction, Marshall Stewart, President and a director, and Daryl Meddings, a Secretary and a director and Wayne K. Bailey, CFO, resigned from all positions as officers of the Company and agreed to resign as members of the Board of Directors, effective when 10 days passed from the mailing of the Company's Schedule 14f-1 which occurred on July 18, 2005. Darryl Cohen and Alan Smith were elected to the Board and Sandro Sordi was appointed to the Board of Directors on July 19, 2005 and, together with Messrs. Cohen and Smith now comprise the entire Board of Directors of the Company (the "Designated Directors").

      4. IBP became a wholly-owned subsidiary of the Company.

      5. Spin-off of Ocean West Enterprises:

      The Subsidiary OWE was spun-off to the Company's stockholders of record at May 23, 2005 after the Company declared a dividend of 100% of the common stock of OWE to the holders of record of the Company's common stock on May 23, 2005. As of May 23, 2005, OWE assumed and the Company assigned to OWE all liabilities of the Company. As a result of the foregoing and pursuant to the Exchange Agreement, InfoByPhone became the sole operating business of the Company.

      Pursuant to Section 10.12 of the Exchange Agreement, the Company agreed to spin-off or sell, or enter agreements to spin-off or sell, any subsidiary (or its assets), in a transaction in which the purchaser or transferee of such subsidiaries shall indemnify and hold both the Company and the surviving corporation harmless from any and all liabilities arising out of the business or operations of such subsidiaries and/or the transaction transferring the ownership thereof to a third party.

      As disclosed in Section 2.2 of the Exchange Agreement, while the parties intend that the transactions under this Agreement qualify as a tax-free re-organization under Section 368(a) (1) (B) of the Code, we do not represent that the Transaction will, in fact, be tax-free and we have not issued a tax opinion in that regard. A copy of the Exchange Agreement is attached hereto as Appendix B. The foregoing description of the Transaction does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, which is incorporated herein by reference.

Ocean West Private Equity Offering.

      On June 2, 2005, investors commenced to enter into Subscription Agreements (the "Subscription Agreements") with Ocean West Holding Corporation (the "Company" or the "Registrant"), a Delaware corporation, relating to the offering and sale on a "best efforts basis" of a minimum of 2,500,000 shares ($750,000) and a maximum of 10,666,666 shares ($3,200,000) of common stock of the Company, $0.001 par value per share ("Common Stock"), at $0.30 per share (the "Offering"), as amended. As of July 31, 2005, we had accepted subscriptions for the maximum gross proceeds of $3,200,000 pursuant to our Confidential Private Placement Memorandum dated June 2, 2005 (the "Memorandum").

      The net proceeds will be used towards marketing, potential acquisitions and working capital.

Background of the Transaction.

      In April 2005, Ocean West Holding Corporation ("Ocean West") entered into a Securities Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") with InfoByPhone, Inc. (IBP). The Transaction arose on or about April 1, 2005, when Mr. Robert DePalo, a principal of Vertical, which initially acted as a finder in the Transaction and then as the Company's Placement Agent, was contacted by Mr. Darryl Cohen, Chief Executive Officer of IBP. Mr. Cohen indicated a desire to effect a reverse merger of IBP with a public company that would spin-off its operating business. In April 2005, Vertical introduced IBP to Ocean West. A registered representative at Vertical had a long-existing relationship with Consumer Direct of America ("CDA"). IBP commenced negotiations directly with officers and directors of OWHC. IBP was represented by its attorneys, and Ocean West was represented by counsel for CDA, the majority shareholder of Ocean West. There were no other individuals or professionals involved in the negotiations. The Exchange Agreement was closed on June 6, 2005.

      Ocean West is a publicly-held company subject to the reporting requirements of the Exchange Act. Its common stock is quoted on the NASD Over-the-Counter Bulletin Board (OTCBB), under the symbol "OWHC." Ocean West is a holding company which holds all of the issued and outstanding stock of Ocean West Enterprises ("Enterprises"). Enterprises is a retail mortgage banking company primarily engaged in the business of originating and selling loans secured by real property with one to four units. Under the Exchange Agreement, Enterprises will be "spun-off" so that the only business conducted by Ocean West will be the business of IBP.

INFOBYPHONE

      InfoByPhone, Inc., now a wholly-owned subsidiary of the Company, is a development stage communications technology company that provides users of handheld cellular devices with access to information regardless of location through its AskMeNow(TM) Service (the "Service"). The Service is a new mobile information content service users of any mobile device with text messaging/SMS or email capability, to call email, or text message (SMS) in questions. An answer is then text messaged or e-mailed back to the consumer's mobile device, usually within a matter of minutes.

      The Service is accessible anytime and anywhere, through every possible way that wireless technology allows people to communicate via a mobile device. Using proprietary software and proprietary methods to access third party databases the Service has the research capability to answer virtually any information-based question, including current news and events, sports scores, historical statistics, weather, entertainment, stock quotes and market data, driving directions, travel schedules and availabilities, emergency disaster information, comparison shopping, restaurant information and reservations, directory assistance, and random trivia (literature, history, science, etc.). Once information is accessed from third party strategic partners, it is refined to a format suitable for easy reading on the screen of user's mobile device and quickly emailed or text messaged back to the user. IBP is now positioned to fully commercialize its technology.

      IBP expects to launch this product from beta in the Fall of 2005. The release will be primarily to cell phone users in the U.S. and Canada. IBP will utilize a national marketing program via a television commercial that will run on local cable networks in the top 100 markets in the U.S. The product is expected to generate revenues through fees generated from advertisers utilizing our ad space to promote products and by charging customers that ask questions that are not able to be asked in our Template Formats. IBP also expects to generate revenue from affiliate partnerships whereby our customers purchase ring tones, wallpaper, games and other items.

               THE BOARDS' REASONS FOR ENGAGING IN THE TRANSACTION

      The Boards of Directors of both Ocean West and IBP each believed that their respective objectives will be achieved with a combined company. Ocean West believed that the IBP acquisition would provide its stockholders with a far better investment opportunity than its existing Enterprises subsidiary. IBP desired to employ a public vehicle for the reasons stated below. The Transaction is intended to provide IBP with all of its perceived advantages of being a publicly held corporation, as described below.

Ocean West's Reasons for the Merger

      The Board of Directors of Ocean West approved the reverse merger following its review of various alternatives for enhancing the overall return to its stockholders, advancing its financial and strategic objectives and giving Ocean West the flexibility it needed for future growth. In the course of reaching its decision to approve the merger, the Board consulted with all of Ocean West's legal and financial advisors. After exploring all of the alternatives presented to Ocean West during the course of the last several years, including numerous business plans and various proposed merger partners, the Board of Directors voted and unanimously decided on __, 2005, that the Transaction had the most merit and represented the best strategic alternative for addressing the challenges and opportunities facing the Company. The rationale for this decision was based on a careful examination of the material factors described in greater detail below.

      The Board of Directors conducted an extensive cost-benefit analysis and unanimously concluded that the business of Ocean West Enterprises ("OWE") was better off as a private company than as a public company. This analysis revealed that there was virtually no benefit, with tremendous expenses to OWE in being a public company. The Board could not find any potential benefits to OWE remaining a public company, because there was no interest in anyone funding Ocean West as a public company. The reasons why OWE could not obtain funding was because of the mortgage business it is in and the fact that there was no trading in the Ocean West stock and most importantly, there was not even a market for the Ocean West stock. Yet at the same time, the Board knew that the Company faced huge expenses as a public company. It would have to comply with the Sarbanes-Oxley Rule 404 internal controls and procedures compliance deadline by July 2006 and it had not yet made any progress in that regard. Thus, OWE weighed the costs of being a public company which were significantly increasing against the fact is was not receiving any of the benefits of being a public company.

      Another factor the Board considered was the acceptance of the Ocean West stockholders of the Transaction. The prior controlling shareholders of Ocean West felt confident that the stock position of the Company would increase faster via a merger with IBP than with any other company they had previously reviewed. The business plan submitted by IBP was close to commercialization and IBP had represented that it would launch its product by the end of 2005. For that reason, the Stock Exchange Agreement was conditioned upon IBP having at least $750,000 in cash at Closing to be raised via the minimum of a private placement of the Company's securities. In that manner, IBP would be certain it could start its launch of the product while the offering continued to raise the maximum amount of money in the Offering or any subsequent financing could occur. This was sufficient justification for the Board to present to the Ocean West shareholders even though IBP hadn't yet commenced operations. Moreoever, as mentioned above, when Vertical introduced IBP to Ocean West, a registered representative at Vertical already had a long-existing relationship with CDA. Vertical was able to introduce Ocean West to persons who had strong industry contacts, especially the controlling shareholders of CDA, that created a powerful synergy and that presented various opportunities for IBP to network with representatives of Ocean West. This made the merger with IBP appear even more promising to Mr. Cohen. In addition to the money and resources provided, the merger would more quickly enable Ocean West to hire more talented, qualified personnel in time for the launch of their product. If they had had to wait for an underwritten IPO, the Company wouldn't have been able to hire such talent so quickly.

      The Board of Directors also reviewed the prior experience of Darryl Cohen and the record of his numerous businesses and decided that he was the most qualified CEO they had met to date. The Board was anxious to harness Mr. Cohen's expertise to carryout the business plan for the merged company. Furthermore, the Board knew that it would be critical for its shareholders to see their investment appreciate for IBP to quickly assemble a strong and talented management team. The credentials of Mr. Cohen and the IBP business plan represented there would be an instant talent pool. Therefore, although IBP had not commenced commercial operations, the Board of Directors believed IBP provided the Company with a relatively fast return on investment.

      Another factor the board considered was the independence of the transaction. The Board strongly favored the merger transaction because it was not a related party transaction. Arms-length negotiations were conducted between principals and counsel for both sides. See "Background of the Transaction" above. Although the Company was giving up its control, no valuation was necessary since the Company's shareholders were keeping the OWE business plus their stock in Ocean West. The fact that the Ocean West shareholders would keep its own business in and of itself was another strong factor in favor of the reverse merger. In view, of the foregoing, the transaction did not require a fairness opinion.

      The Board considered all of these factors at length and unanimously decided that the merger was beneficial to the growth and commercialization of the Company.

IBP's Reasons for the Merger

      IBP also viewed the reverse merger with Ocean West as its best opportunity. The Board of Directors of IBP believed that a reverse merger with a public shell, rather than an underwritten public offering was the best alternative for IBP. There was absolutely no certainty that a traditional underwritten initial public offering would have been completed in time, if at all. Even if it was completed, an underwritten offering would have taken too much time for IBP and would not have given IBP the flexibility it needed to raise capital. IBP needed to be absolutely certain that it had sufficient funds on hand to launch its product on time before the end of 2005, and that there would be ample access to the public market after becoming a public company. Once the Company raised the minimum amount of the Offering of $750,000, it would have sufficient funds to commence the launch. Once the offering was completed and Ocean West was filing periodic reports, there was total transparency. Anyone could then invest in the Company at any time, making it much easier for Ocean West to raise funds. The Board knew that this would give Ocean West the flexibility it needed to grow its business. IBP knew that this would be important in enabling IBP to grow the company internally and/or in acquiring other companies. IBP has already gained immediate access to greater financial resources, including access to the public markets. Access to private investors has also improved, as evidenced by the above-described equity offering and by private investors knowing that IBP is subject to the SEC's periodic reporting requirements.

      In addition, the Board of IBP believed that being part of a public company should allow IBP to continue to attract additional strategic partners from both a business and financial view. The Board of IBP believed that through the reverse merger process and the various persons involved, in addition to raising money for IBP, it would provide IBP with the opportunity to meet various people who could assist the Company in its launch of the product. Beginning in April 2005, when the parties were first introduced, and continuing to date, all parties engaged in the Transaction have introduced IBP to various strategic partners and vendors of services to a public company.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      After giving effect to the Exchange and the Offering, there were 25,733,280 shares of our Common Stock issued and outstanding after giving effect to the issuance of 6,000,000 shares of Common Stock to the former IBP shareholders, 500,000 shares to Vertical as a finder's fee, an additional 1,066,710 shares issued to Vertical as placement agent as a sales commission and 1,500,000 shares pursuant to option grants to consultants. As of the date of this filing, (i) 2,000,000 shares of Common Stock were reserved for issuance under the Company's 2005 Management and Director Equity Incentive Compensation Plan of which 1,842,000 options had been granted, and (ii) no shares of our Common Stock were reserved for issuance pursuant to other securities exercisable for, or convertible into or exchangeable for, shares of our Common Stock. Each holder of our Common Stock is entitled to cast one vote, in person or by proxy, for each share of our Common Stock held by such holder. Because of the surrender of our outstanding preferred stock and Class B common stock to the Company upon the Closing of the Transaction, our Common Stock is the only capital stock outstanding.

      The following table sets forth information with respect to our Class A common stock, par value $0.001 per share, owned on September [ ], 2005 by each person who beneficially owns more than five percent (5%) of our outstanding Class A common stock, by each of our executive officers and directors at the time of the Exchange and presently, and by all of our executive officers and directors as a group.

-------------------------------------------------------------------------------------------------------
                                                                       Total Number of
                                                                      Securities Owned       Percent of
    Name of Beneficial Owner                     Title of Class          Beneficially         Class (1)
-------------------------------------------------------------------------------------------------------
Daryl S. Meddings (2)(3)                         Common Shares                      0              --
-------------------------------------------------------------------------------------------------------
Marshall L. Stewart (2)(3)                       Common Shares                      0              --
-------------------------------------------------------------------------------------------------------
Darryl Cohen(4)(5)                               Common Shares              1,262,667             4.9%
-------------------------------------------------------------------------------------------------------
Alan Smith(5)                                    Common Shares                 25,000 (6)          --
-------------------------------------------------------------------------------------------------------
Sandro Sordi(5)                                  Common Shares                758,334 (6)         2.9%
-------------------------------------------------------------------------------------------------------
Global Asset Management, LLC(7)                  Common Shares                751,000             2.9%
488 Madison Avenue, 8th Floor
New York, NY 10022
-------------------------------------------------------------------------------------------------------
Total number of shares owned by directors        Common Shares              2,045,941             7.8%
and executive officers as a group(2
persons)
-------------------------------------------------------------------------------------------------------

----------
(1) Except as otherwise noted in the footnotes to this table, the named person owns directly and exercises sole voting and investment power over the shares listed as beneficially owned by such person. Includes any securities that such person has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights.

(2) The mailing address of such person shown is 15991 Redhill Avenue, Tustin, California 92780.

(3)   Information set forth as to prior management is as of March 4, 2005.

(4) Includes 50,000 shares of common stock issuable under currently exercisable options, but does not include 150,000 shares of common stock issuable under options not currently exercisable and 20,000 shares underlying warrants exercisable at $2.00 per share to be issued pursuant to the Exchange Agreement.

(5) The mailing address of each person shown is c/o Ocean West Holding Corporation, 4117 West 16th Square, Vero Beach, FL 32967-8103.

(6) Includes 25,000 shares of common stock issuable under currently exercisable options, but does not include 15,000 shares of common stock issuable under options not currently exercisable.

(7) Does not include 500,000 shares issued to Vertical, of which Robert Fallah, Manager of Global Asset Management, LLC, is a shareholder and a director.

Change In Control

      Pursuant to the terms and conditions of the Exchange Agreement, upon the Closing, the stockholders of IBP exchanged their interest therein for shares of our Common Stock, as a result of which IBP has become our wholly-owned subsidiary. As a result of the Transaction, a change of control of the Company occurred with the existing stockholders of the Company being reduced from holding 100% of the issued and outstanding shares of Common Stock to holding less than 50% of the issued and outstanding shares of Common Stock post closing. As of the Closing, CDA is no longer a 5% shareholder of the Company.

      Due to the issuance of the shares of our Common Stock and the change in our officers, which occurred at the Closing, a change in control of the Company occurred.

           DIRECTORS AND EXECUTIVE OFFICERS AND NOMINEES FOR DIRECTORS

      Executive Officers and Directors of Ocean West at time of the Exchange

-------------------------------------------------------------------------------------------------------------
Name                    Position with Ocean West (1)               Position with Ocean West Enterprises
-------------------------------------------------------------------------------------------------------------
Marshall L. Stewart     President, Chief Executive Officer,        President, Chief Executive Officer,
                        Director                                   Director
-------------------------------------------------------------------------------------------------------------
Daryl S. Meddings       Executive Vice President,                  Executive Vice President, Chief
                        Secretary/Treasurer, Director              Financial Officer, Secretary/Treasurer,
                                                                   Director
-------------------------------------------------------------------------------------------------------------
Wayne K. Bailey         Chief Financial Officer, Director          None
-------------------------------------------------------------------------------------------------------------

----------
(1) All persons listed were appointed to such positions in 2000, except for Mr. Bailey who was appointed in September of 2004.

      Marshall J. Stewart, 47, has worked in the mortgage industry since 1982. He was founder of Ocean West Enterprises, a wholly-owned subsidiary of the Company and has been President, a director and a shareholder of both the Company and the Subsidiary since 1988 until he sold his shares in exchange for shares in CDA on July 15, 2004. Prior to founding Ocean West Enterprises, from 1986 to 1988, Mr. Stewart was a Vice President of Westport Savings Bank in Laguna Beach, California. His responsibilities included overseeing the mortgage banking department, secondary marketing and the Laguna Bank Savings branch. Prior to joining Westport Savings Bank, from 1984 to 1986, he was Production Manager of Irvine City Savings in Newport Beach, California and had the responsibilities of staffing and training the loan origination department and overseeing production, underwriting, funding, shipping and the sale of funded loans to institutional investors such as FNMA and FHLMC. Mr. Stewart received his B.A. in English with a minor in Business Administration from California State University in Fullerton, California in 1980.

      Daryl S. Meddings, 39, was also a founder of Ocean West Enterprises and has been Executive Vice President, Chief Financial Officer, Secretary/Treasurer and a director and a shareholder of both the Company and the Subsidiary since 1988 until he sold his shares in exchange for shares in CDA on July 15, 2004. As Chief Financial Officer at Ocean West Enterprises, Mr. Meddings implemented and monitors accounting and financial reporting systems. Other duties include budget planning, expense control, commercial banking relationships and oversight of quality control, loan servicing and loss mitigation. From late 1987 to 1988, Mr. Meddings was a production manager with Westport Savings Bank in Laguna Beach, California. His duties included establishing both retail and wholesale production departments and recruiting, hiring and training mortgage origination personnel. Prior to that, he began his career in mortgage banking in 1986 as a loan officer at Pro Mortgage Services in Diamond Bar, California and worked his way up to top producer at Irvine City Savings in Irvine, California. Mr. Meddings received his B.S. in Finance, Real Estate and Insurance with a concentration in Real Estate from California Polytechnic State University-Pomona in 1987.

      Wayne K. Bailey, 55, held the position of Chief Financial Officer and Director of the Company since September 28, 2004. Mr. Bailey currently holds the position of CFO of CDA since the fall of 2002. From January 1990 to the fall of 2002 he was Chief Operating Officer and Chief Financial Officer of a network of companies in the aerospace, steel processing, specialty rebar, and metal forming industries. These companies grew to employ over 350 people with revenues in excess of $35 million. These companies were acquired from financially troubled situations and became very profitable after being restructured. This restructuring included the debt both secured and unsecured, installing information systems, and management systems. During this time Mr. Bailey also served as a consultant to companies in the Mortgage business, wood laminating, bottled water, bookbinding, wholesale siding, cabinet manufacturing and plastics industries. Mr. Bailey attended the University of Utah, Henager College of Business and LDS Business College earning degrees in Accounting and Business.

      Executive Officers and Director Nominees Commencing at the Closing

      None of our existing officers, directors of employees continued as such following the Closing of the Transaction. Following the Closing of the Transaction, the IBP executive officers, directors and director nominees became the executive officers, directors and director nominees as listed below. The election of Mr. Cohen and Mr. Smith as directors became effective immediately. The election of Mr. Sordi became effective on July 18, 2005, the eleventh day after mailing of a separate Information Statement in accordance with Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 under the Exchange Act. The following are the existing IBP executive officers, directors and director-nominees and their respective ages and positions as of the date hereof:

      --------------------------------------------------------------------------
      Names              Ages     Position
      --------------------------------------------------------------------------
      Darryl Cohen        53      Chairman, Chief Executive Officer and Director
      --------------------------------------------------------------------------
      Alan Smith          52      Director
      --------------------------------------------------------------------------
      Sandro Sordi        45      Director
      --------------------------------------------------------------------------

      Darryl Cohen (53) Mr. Cohen has been Chairman, Chief Executive Officer and a Director of the Company since June 2005 and of IBP since September 2004. Prior to that, Darryl Cohen served as chairman and chief executive officer of Ramp Corp. (RCO-Amex), a company that through its wholly-owned subsidiaries provides Internet-based communication, data integration, and transaction processing technologies designed to provide access to safer and better healthcare from September 2002 through April 2004.

      Prior to becoming Ramp's chairman and chief executive officer in September 2002, Cohen invested in public and private companies, frequently working with management in the areas of marketing strategy and financing. Before that, he was president of DCNL Incorporated, a privately held beauty supply manufacturer and distributor he founded in 1988 and sold to Helen of Troy in 1998. During his tenure as president of DCNL, Cohen was also co-owner and president of Basics Beauty Supply Stores, a chain of retail stores in California, from 1985 -1999. He has also owned businesses in the food-services and gift industries, and holds a BA in Political Science from the University of California at Berkeley.

      Alan Smith (52) Mr. Smith has been a director of the Company since June 2005 and of IBP since April, 2005. For the past two years, Mr. Smith has been involved in personal investments and new investment opportunities. Prior to this period, he was the owner/president of Aaron Kamhi Inc., an apparel manufacturing company specializing in private label products for chain and department stores. Mr. Smith worked at Aaron Kamhi, Inc. for 25 years. He was involved in all aspects of the business. Mr. Smith has been actively involved in community programs working with youth for the past 20 years.

      Sandro Sordi (45) Mr. Sordi became a director of the Company on July 19, 2005. He currently serves as the General Counsel for the RS Group of Companies, Inc., a holding company for a group of insurance and finance related businesses and affinity program managers. Mr. Sordi joined the RS Group in 2003 where, as its General Counsel and a Director, he has a taken leading role in developing the company's growth strategy and engaging in negotiations of all types. Prior thereto Mr. Sordi was engaged in the private practice of law. Mr. Sordi has been a member of the Florida Bar since 1990, having earned his Juris Doctor from the University of Miami, Florida and his B.A. (Honors) from York University in Toronto, Canada. After admission to the bar, from 1990 through 2002, Mr. Sordi practiced law exclusively as a sole practitioner in addition to being involved in certain investment projects.

Board of Directors Committees and Meetings

      Currently, our Board of Directors has no separate audit, nominating and corporate governance or compensation committees and acts as such as an entire board. We intend to form an audit committee, a nominating and corporate governance committee and a compensation committee. It is anticipated that Messrs. Alan Smith will be members of the audit committee, Sandro Sordi will be the member of the nominating and corporate governance committee and Messrs. Darryl Cohen and Sandro Sordi will be the members of the compensation committee.

      Once the nominating and corporate governance committee is in place, the Company will have a formal process in place to comply with Item 7(h) of Schedule 14A, or any successor provision thereto. Security holder communications will be initially screened by the Company's nominating and corporate governance committee (the "Committee") to determine whether they will be relayed to Board members. This Committee will also determine whether to seek the approval of such
Item 7(h) policy by the independent Board members or not, as described in the instructions to Item 7(h)(2)(ii) of Schedule 14A, or any successor provision thereto. Once the decision has been made to relay such communications to Board members, the Committee will release the communication to the Board on the next business day.

      During the year ended December 31, 2004, our board of directors took action by written consent on five occasions. During the period from January 1, 2005 through the date of the Closing, our board of directors took action by written consent on five occasions.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and persons who beneficially own more than 10% of the shares of our Common Stock (each, a "Reporting Person") to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to the company pursuant to the Exchange Act. Based solely upon a review of the forms and amendments thereto furnished to the Company during the year ended December 31, 2004, we believe that each Reporting Person complied with all applicable filing requirements during such fiscal year and current management has no knowledge of late filings by prior management.

Certain Relationships and Related Transactions

      On July 15, 2004, Marshall L. Stewart, Daryl S. Meddings, Enfo Loan Corporation, Kingsley and Nancy Cannon and Dale and Suzanne Delmege agreed to sell 4,921,930 of their shares of Common Stock of the Company to CDA in exchange for 622,388 shares of CDA (the "Transfer") for an approximate value of $1,178,802, based on the average trading prices of the respective stocks for the month of June 2004. The Transfer constituted a change in control of the Company.

                             EXECUTIVE COMPENSATION

      Summary Compensation Table

      The following table sets forth the compensation of the President (the Chief Executive Officer), the Executive Vice President and the Chief Financial Officer paid by the Subsidiary for the year ended September 30, 2004, the year ended September 30, 2003, the six-month period ended September 30, 2002 and the fiscal year ended March 31, 2002.

                                                                                       Long-Term
                                                                                       Shares
                                                                                       Underlying     Other Annual
Name                                  Year          Salary ($)    Bonus($)    Awards   Options        Compensation($)
---------------------------------------------------------------------------------------------------------------------
Marshall L. Stewart                   9/30/2004      $180,000         0          0           0                 0
President, Chief Executive Officer    9/30/2003       170,000         0          0           0                 0
                                      9/30/2002        84,375         0          0           0            24,988
                                      3/31/2002       180,000         0          0           0                 0

Daryl S. Meddings                     9/30/2004      $180,000         0          0           0                 0
Executive Vice President and          9/30/2003       170,000         0          0           0            44,779
Chief Financial Officer               9/30/2002        77,133         0          0           0             3,575
                                      3/31/2002       180,000         0          0           0                 0

Wayne K. Bailey                       9/30/2004             0         0          0           0                 0
Chief Financial Officer               9/30/2003             0         0          0           0                 0
of Parent Ocean West Holding Corp.    9/30/2002             0         0          0           0                 0
                                      3/31/2002             0         0          0           0                 0

Options/Sar Grants in Last Fiscal Year

No stock options were granted to the Named Executive Officers during 2004.

Employment Agreements

      On July 19, 2005, IBP, our wholly-owned subsidiary, entered into a three-year employment contract with Darryl Cohen as President and Chief Executive Officer. Mr. Cohen is being compensated at the rate of not less than $110,000. Mr. Cohen was granted options to purchase 200,000 shares of Common Stock at $.70 per share under his employment agreement. Mr. Cohen is entitled to an annual incentive bonus at each anniversary date of his agreement equal to (i) up to one-half of his then salary, plus (ii) up to 50,000 options and at the end of each 90 day period of employment (except that period coinciding with an anniversary date) up to 25,000 options.

      In the event Mr. Cohen's employment is terminated for death, disability or for Good Reason (as defined) Mr. Cohen or his estate shall be entitled to severance of 50% of his base salary plus bonuses for the prior year. During the term of his Agreement, or if terminated for cause (as defined) for the balance of the term and for a period of 12 months after termination of employment Mr. Cohen agreed not to compete with the Company's current business or at any time during the term concluded by the Company. For a two-year period following termination of Mr. Cohen's employment, he agreed not to solicit clients to discontinue their relationship with the Company or solicit any employee to discontinue employment with the Company.

      On September 1, 2004, the Subsidiary entered into employment agreements with its President/CEO and its Executive Vice President (collectively, the "Employees"). These agreements provide for an annual base salary of not less than $180,000 each for a three-year term plus certain additional benefits. Also, the agreements call for Executive will receive additional compensation in the form of shares of common stock of CDA based on the Subsidiary's financial performance during the three year period commencing on the date of this Agreement (the "Performance Period"). The Performance Period will not start until the warehouse line capacity of the Subsidiary reaches $40 million. Upon the spin-off of OWE declared on May 23, 2005, OWE assumed all liabilities and obligations of the Company including the above described employment agreements. No amounts are accrued for the deferred compensation as the Company has had no pre-tax profits.

Compensation Committee Interlocks

      For all years referenced in the Summary Compensation Table, two former shareholders of the Subsidiary, Mark Stewart and Daryl Meddings, determined executive compensation. On July 15, 2004, both Mr. Stewart and Mr. Meddings sold their Common Stock in the Company.

Legal Proceedings

      No current officer, director, affiliate or person known to us to be the record or beneficial owners of in excess of 5% of our common stock, or any person known to be an associate of any of the foregoing, is a party adverse to us or has a material interest in any material pending legal proceeding.

      No current officer, director, affiliate or person known to IBP to be the record beneficial owner of in excess of 5% beneficial ownership of IBP, or any person known to be an associate of any of the foregoing, is a party adverse to IBP or has a material interest in any material pending legal proceeding.

                              FINANCIAL INFORMATION

      The financial statements of IBP and pro forma consolidated financial statements of IBP and the Company are contained in the Company's Current Report on Form 8-K/A, Amendment No. 2 for June 10, 2005, filed on August 11, 2005, which is not required to accompany this Information Statement.

                    PROCEDURE FOR APPROVAL OF ACTION; VOTING

      The Delaware General Corporation Law provides that any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of a majority of the outstanding shares entitled to vote.

      On _____, 2005, the record date for determination of the stockholders entitled to receive this Information Statement, there were 25,733,280 shares of common stock outstanding prior to the issuance of the shares of Common Stock sold in the Offering. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. We needed the affirmative vote of at least a majority of the outstanding shares of our common stock to approve a change in the name of the corporation to AskMeNow, Inc., the elimination of cumulative voting and increasing the authorized common stock from 30,000,000 shares to 100,000,000 shares. Our Board, by its unanimous written consent, adopted resolutions approving a change in the name of the corporation to AskMeNow, Inc., the elimination of cumulative voting, the increase in authorized common stock, and the spin-off of our Subsidiary. The Board also authorized the filing of the Certificate of Amendment to Certificate of Incorporation with respect to the foregoing with the Secretary of State of Delaware. By action by written consent, dated March 4, 2005, CDA, the owner of 4,900,000 shares, or approximately 87.7% of the issued and outstanding shares of our common stock at the time, approved a change in the name of the corporation to AskMeNow, Inc., elimination of cumulative voting and the increase in authorized common stock, and the filing of the Certificate of Amendment to Certificate of Incorporation with the Delaware Secretary of State.

      The increase in authorized shares of Common Stock is not necessary to complete the Transaction. Such increase in being made solely to assure the availability of common stock for future transactions.

                    EFFECT ON CERTIFICATES EVIDENCING SHARES
                        OF OCEAN WEST HOLDING CORPORATION

      The change in the name of Ocean West Holding Corporation to AskMeNow, Inc. will be reflected in its stock records by book-entry in the Company's records. For those stockholders that hold physical certificates, please do not destroy them or send them to InfoByPhone, Inc. Those certificates will remain valid for the number of shares shown thereon, and should be carefully preserved by you.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference herein and made a part hereof:

            1. Current Report on Form 8-K/A Amendment No. 2, filed on August 11, 2005;

            2. Current Report on Form 8-K/A Amendment No. 1, filed on June 30, 2005;

            3.    Current Report on Form 8-K filed on June 10, 2005;

            4.    Current Report on Form 8-K filed on June 9, 2005;

            5. Quarterly Report filed on August 19, 2005, for the quarterly period ended June 30, 2005;

            6.    Report on Form 8-K filed on April 28, 2005;

            7.    Annual Report on Form 10-KSB filed on January 14, 2005;

            8.    Report on Form 8-K filed on February 4, 2005.

THIS INFORMATION STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO US WHICH ARE NOT PRESENTED IN OR WITH THIS INFORMATION STATEMENT. DOCUMENTS RELATING TO US (OTHER THAN EXHIBITS TO THESE DOCUMENTS UNLESS THESE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, BY WRITING TO US AT OCEAN WEST HOLDING CORPORATION, 4117 WEST 16TH SQUARE, VERO BEACH, FLORIDA 32967; ATTENTION: CHIEF EXECUTIVE OFFICER, OR BY CALLING THE COMPANY AT (772) 492-0104 COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID, WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

                                            By order of the Board of Directors


                                            /s/ Darryl Cohen
                                            ------------------------------------
                                            Darryl Cohen, President
                                            Chief Executive Officer and Director